Exhibit 21.1

LIST OF SUBSIDIARIES

Entity Name	Jurisdiction of Organization
BMS Distributing Corp.	Delaware
BMS Fashion Corp.	Cayman Islands
CBI Distributing Corp.	Delaware
Claire’s (Gibraltar) Holdings Limited	Gibraltar
Claire’s (Gibraltar) Intermediate Holdings Limited	Gibraltar
Claire’s Accessories Spain, S.L.	Spain
Claire’s Accessories UK Ltd	UK
Claire’s Austria GmbH	Austria
Claire’s Belgium B.V.B.A.	Belgium
Claire’s Boutiques, Inc.	Michigan
Claire’s Canada Corp.	Delaware
Claire’s China Services	China
Claire’s Czech Republic s.r.o.	Czech Republic
Claire’s European Distribution Limited	UK
Claire’s European Services Limited	UK
Claire’s Fashion Property Corp.	Cayman Islands
Claire’s France S.A.S.	France
Claire’s Germany GmbH	Germany
Claire’s Holdings S.a.r.l.	Luxembourg
Claire’s Hungary Kft.	Hungary
Claire’s Italy S.R.L.	Italy
Claire’s Luxembourg S.a.r.l.	Luxembourg
Claire’s Netherlands B.V.	Netherlands
Claire’s Poland Sp. z o.o.	Poland
Claire’s Puerto Rico Corp.	Delaware
Claire’s Stores Canada Corp.	Canada
Claire’s Stores Hong Kong Limited	Hong Kong
Claire’s Stores, Inc.	Florida
Claire’s Swiss Holdings LLC	Delaware
Claire’s Switzerland GmbH	Switzerland
Claire’s UK French Branch	France
Claire’s UK Irish Branch	Ireland
CLSIP Holdings LLC	Delaware
CLSIP LLC	Delaware
CSI Canada LLC	Delaware
CSI Luxembourg S.a.r.l.	Luxembourg
CSI Luxembourg Swiss Branch	Switzerland
RSI International Limited	Hong Kong
White Claire’s Acessorios Portugal, Unipessoal LDA.	Portugal